Exhibit 3.10

STATE OF DELAWARE

Subsidiary into a Parent

Section 253

CERTIFICATE OF OWNERSHIP

MERGING

SWEENEY ENGINEERING CORP.

INTO

TRANSDIGM INC.

TransDigm Inc., a corporation incorporated on the 2nd day of July, 1993, pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that this corporation owns at least 90% of the capital stock of Sweeney Engineering Corp., a corporation incorporated on the 11th day of November, 1980, pursuant to the provisions of the California Secretary of State, and that this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 25th June, 2007, determined to and did merge into itself said Sweeney Engineering Corp., which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 100% of the outstanding stock of Sweeney Engineering Corp., a corporation organized and existing under the laws of California; and

WHEREAS this corporation desires to merge into itself the said Sweeney Engineering Corp., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said Sweeney Engineering Corp. and assumes all of its liabilities and obligations;

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she hereby is directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said Sweeney Engineering Corp. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger; and

FURTHER RESOLVED, this Certificate of Ownership is to become effective on June 30, 2007.

IN WITNESS WHEREOF, said parent corporation has caused it corporate seal to be affixed and this certificate to be signed by an authorized officer this 25th day of June, 2007.

TRANSDIGM INC.

By:	/s/ Gregory Rufus

Its:	Chief Financial Officer